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                                                                   EXHIBIT 10.13
                         PRODUCT DISTRIBUTION AGREEMENT



         This Distribution Agreement ("Agreement") is made as of January 1, 2000 by and between Integrity Incorporated, 1000 Cody Road, Mobile, Alabama 36695 a Delaware Corporation ("INTEGRITY") and Word Entertainment (a division of Word Music Group, Inc.), 25 Music Square West, Nashville, Tennessee 37203 ("WORD").

                                    RECITALS

         WHEREAS, INTEGRITY is engaged in the business of acquiring and producing audio and video masters and manufacturing phonograph records, tapes, and printed musical products (including but not limited to audio cassettes, compact discs, accompaniment tracks, video cassettes, and other recorded and printed music products derived therefrom); and

         WHEREAS, INTEGRITY desires WORD to distribute throughout the United States, Guam, Puerto Rico and A.F.E.S. and other military purchasing groups which serve military bases across the world, ("the Territory") through normal retail channels and wholesale outlets in the Christian bookstore market ("CBA Marketplace") and general/secular markets (e.g., record stores and mass merchandisers) ("General Marketplace") recorded product and musical print products related thereto manufactured by or for INTEGRITY.

         NOW, THEREFORE, the parties hereto agree as follows;

1. GRANT OF RIGHTS. INTEGRITY hereby authorizes and appoints WORD to be INTEGRITY's exclusive distributor to normal retail outlets in the CBA Marketplace and General Marketplace (exclusive of those markets retained by INTEGRITY pursuant to Paragraph 2 hereunder) during the term hereof in the Territory of all audio and video recordings derived from audio and video masters now or hereafter owned or controlled by INTEGRITY (such masters hereinafter the "Masters," and the recordings derived therefrom hereinafter "Records") and all choral and consumer printed products (hereinafter "Print Products") whether or not on the "Integrity Music" label (such Records and Print Products collectively hereinafter referred to as the "Products.") A listing of all current INTEGRITY labels is attached hereto as "Exhibit A". Such distribution rights shall include the right to distribute to wholesalers which distribute records and print products to such normal retail outlets in the CBA Marketplace and General Marketplace. INTEGRITY may not sell, license, or otherwise distribute Records or manufacturing overruns of Records derived from the Products to any person, firm, association, corporation, or entity other than WORD for sale through normal retail channels in the CBA Marketplace and General Marketplace in the Territory during the term of this Agreement.


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2.       RIGHTS RESERVED BY INTEGRITY. Notwithstanding anything contained herein to the contrary, WORD hereby acknowledges that INTEGRITY has specifically reserved its right to distribute Products for sale in remaining markets of any kind or nature not specifically granted to WORD hereunder as well as all rights whatsoever outside the Territory, including, but not limited to:

         a. All mail order, television and radio promotion, record clubs, budget and mid-price sales, "K-Tel"-type sales, and non-phonograph record exploitation, such as films or television;

         b. Special markets, including but not limited to Christian Book Distributors, Avon, Publisher's Clearing House, Books R Fun, and any other direct to consumer catalog account;

         c.       All so-called international rights without limitation;

         d. The right to sell Products directly to churches and individuals, whether in the Territory or elsewhere throughout the world;

         e. All Internet, E-commerce, digital transmissions of any nature, or by any technological means not specifically granted to WORD hereunder;

         f. General Market place sales for print products. If INTEGRITY shall not have previously assigned such rights to any third party, and INTEGRITY and WORD shall mutually desire for INTEGRITY's Print Products to be distributed by WORD's General Marketplace print distributor, WORD shall assume such rights at a rate to be mutually negotiated in good faith.

         g. All Choral Clubs rights. Each party shall maintain its own Choral Clubs, and there shall be no right or responsibility of either party to participate in the other's Choral Club, except where the parties mutually agree. The parties acknowledge that pursuant to WORD's current agreement with PraiseGathering Publications, WORD currently handles the subscription and fulfillment services for INTEGRITY's Choral Club, however Word's right or obligation to deliver such services is not a condition or term of this Agreement.

         h. The right to sell Products directly to bookstore accounts which primarily serve the Catholic Church market.

3. TERM. The term ("Term") of this Agreement shall commence on January 1, 2000 and shall continue for an initial period of four (4) years, ending December 31, 2003. The initial twelve (12) months of the Term and each consecutive twelve (12) month period thereafter


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         is referred to herein as a "contract year." Execution of this
         Agreement shall result in the early termination of the existing agreement between the parties related to the subject matter hereof, and dated April 1, 1996; provided that fees with respect to sales occurring through December 31, 1999 shall be paid according to the terms of the prior agreement.

4. INTEGRITY'S RESPONSIBILITIES. INTEGRITY shall be solely responsible for, and shall pay all costs in connection with:

         a. All activities and costs in connection with the Masters or the Products, including without limitation all costs arising out of the creation of, and/or the acquisition of INTEGRITY's rights in, the Masters or the Products.

         b. All activities and costs in connection with the manufacture of finished Products, including without limitation, all jackets, sleeves, inserts, engravings and other components of the finished Records and Print Products, and delivery of finished product to WORD's designated warehouse(s).

         c. Obtaining all necessary mechanical, synchronization and print licenses and paying all license fees; filing copyright registration on all Masters or Products subject to copyright; obtaining all consents, authorizations and clearance with respect to the reproduction, use and commercial exploitation of the Masters or the Products; and obtaining all consents, authorizations and clearances with respect to the services, names, and likenesses of any person whose performances and/or services are embodied in any Products distributed hereunder. INTEGRITY shall hold WORD harmless from its failure to take such actions.

         d. INTEGRITY will be solely responsible for and shall pay any and all artists' royalties, producers' royalties, musicians, copyright, publishers' and/or writers' mechanical and synchronization royalties, and any and all other royalties or similar payments as may be or become payable in connection with the Masters, the Products, the Compositions, the Materials, and/or earnings of WORD, which may be payable by reason of the manufacture, sale, and distribution of the Products in the Territory. INTEGRITY shall hold WORD harmless from the obligation to pay such royalties.

         e. Subject to the rights reserved by INTEGRITY hereunder, INTEGRITY agrees that neither INTEGRITY nor any person, firm or corporation acting for INTEGRITY or with INTEGRITY's authorization or acquiescence (other than WORD) will distribute the Products for sale through normal retail channels in the CBA Marketplace and General Marketplace throughout the Territory except as otherwise provided herein.


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5.       INTEGRITY'S WARRANTIES. INTEGRITY represents and warrants to WORD as follows:

         a. INTEGRITY is the sole owner, or the exclusive licensee of the sole owner, for the Territory of the Masters and Products, of all performances embodied therein, all records, compact discs, tapes, videos and reproductions derived therefrom, and all sound recording copyrights therein. Subject to any rights reserved by INTEGRITY hereunder, no other person, firm or corporation has any rights in or to the Masters, the Products, the performances embodied therein or any copy thereof in the Territory.

         b. INTEGRITY is duly qualified to do business in the State of Alabama and has the full right, power and authority to enter into this Agreement; and INTEGRITY has not done or permitted to be done anything which may curtail or impair any of the rights given or granted herein.

         c. INTEGRITY has and will have the right to record and reproduce all musical compositions (the "Compositions") embodied in the Products.

         d. None of the Masters, the Records, the Compositions, the Print Products, or any other materials or services supplied by INTEGRITY hereunder including, without limitation, album jackets or other packaging, artwork liner notes, advertising, promotion and merchandising materials and advertising marketing services (the "Materials"), violate or infringe, or will violate or infringe, any statute or law, or any common law or statutory rights of any person or entity whatsoever, including, without limitation, contractual rights, copyrights, trademarks, rights of privacy and publicity, and obscenity laws.

         e. There is not any claim, demand, or any form of litigation or other judicial or regulatory proceeding whatsoever pending or threatened with respect to any of the Masters, the Records, the Print Products, the Compositions, or the Materials.

         f. All other costs and expenses in connection with the recording and printing of the Products have been and will be paid, and all necessary licenses, consents or clearances have been and/or will be obtained.

6.       PROPRIETARY MATERIALS; BIOGRAPHIES; TRADEMARKS.

         a. Subject to any restrictions in INTEGRITY's agreements with any individual artist or producer of which INTEGRITY shall notify WORD in writing no later than the date INTEGRITY delivers the Records containing such artists' performance, WORD shall have the right to use and publish INTEGRITY's and each artist's and producer's likeness, name, voice, trademark, trade name, logo, sound effects and biographical materials provided by INTEGRITY in connection with WORD's sale, advertisement


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                  and distribution of Products hereunder, or to refrain
                  therefrom. It is understood that INTEGRITY's designated logo will be used wherever INTEGRITY's Products and/or its artists or producers are used in advertisement. Further, INTEGRITY shall have the right to approve all consumer advertising not supplied by Integrity and containing INTEGRITY's artists, logos, trademarks or trade names prior to publication.

         b. Subject to the foregoing provisions, WORD may use INTEGRITY's applicable trademark or logo during the Term hereunder at no additional cost to WORD. WORD will honor the notice requirement relating to INTEGRITY's trademarks; provided that any inadvertent failure by WORD to use INTEGRITY's logo shall not constitute a breach of this Agreement. INTEGRITY warrants that INTEGRITY has all rights to grant WORD the right to use such trademarks and logo and shall indemnify and hold WORD harmless with respect thereto. INTEGRITY's submission of any material which includes INTEGRITY's and/or any artists' trademarks and/or logos shall be deemed to be instructions to WORD to use such trademarks and/or logos, as submitted.

7. WORD'S RESPONSIBILITIES. At WORD's expense, WORD will furnish all "normal distribution services" as that term is generally understood in the phonograph record industry subject to the specific business practices and policies of WORD. Such services shall include, but not necessarily be limited to:

         a. Warehousing of finished Products and, if applicable, finished jackets, sleeves, inserts and other components ("Inventory") at its designated Distribution Centers.

         b. Selling and shipment of finished goods and merchandising materials supplied by INTEGRITY to WORD's customers within the Territory (WORD's salesmen are to receive the same compensation or commission on sales of Products hereunder as they are paid for sales of WORD's products).

         c. Billing for Products delivered to customers and collection thereof, with weekly reports (including but not limited to movement reports and weekly sales summaries) to be promptly provided to INTEGRITY, including the administration of any sales and/or discount programs requested by INTEGRITY pursuant to Paragraph 13(b) herein below, and the absorption of any "bad debts" and cash discounts (both of which are WORD's sole responsibility) relating to Products sales hereunder to such customers in the same manner as WORD deals with customers of WORD's products.

         d. Upon INTEGRITY's request to WORD, WORD will compile, collate, pack and ship all packets required of INTEGRITY for use at choral workshops, festivals, and clinics. INTEGRITY will pay WORD's direct and out-of-pocket costs (including the wages of hourly employees, but not an allocation of operating overhead) for


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                  providing such services within thirty (30) days from receipt of WORD's invoice for the same. In the event WORD and INTEGRITY desire to join marketing efforts, the parties shall jointly determine the extent of the efforts, and shall each bear the cost incurred proportionate to their participation.

         e. Notwithstanding anything to the contrary contained herein, WORD shall have the right, without liability to INTEGRITY, to decline to distribute or withdraw from distribution any Products hereunder if such Products(s) or the materials contained thereon or therein are deemed, in the opinion of WORD's counsel, libelous, slanderous or defamatory or violative of the laws of any jurisdiction or infringe upon copyrights or trademarks or otherwise violate or infringe upon the rights of any party or person.

         f. WORD warrants and agrees that regular orders shall be fulfilled out of Inventory on hand within an average of two business (2) days [such average to be measured during any continuous 30-day period] after WORD's receipt of an order from its customer.

         g. WORD shall issue a clear and direct clarification to its General Market distributor of such distributor's rights with regard to the Products. INTEGRITY shall either prepare or approve such letter of clarification prior to its issuance.

         h. WORD shall cause the WORD logo to be removed from all Products manufactured for sale by its General Market distributor, after the execution hereof. Such product shall bear only the INTEGRITY logo and the logo of the General Market distributor.

         i. WORD shall furnish non-dedicated office space with telephone privileges in WORD's Nashville building for the use by INTEGRITY's senior staff when in Nashville.

8.       WORD'S WARRANTIES; PERFORMANCE GOAL.

         a. WORD warrants and agrees that it shall represent INTEGRITY's Products in a manner consistent with INTEGRITY's mission and the nature of the product, and further that WORD will promote and sell INTEGRITY's product with the same level of energy, commitment and professionalism as it devotes to sales of WORD's own product lines. WORD agrees to exercise all of its rights under this Agreement in good faith, in accordance with its business practices and policies. In this regard, WORD currently maintains a field sales force of fourteen (14) persons, four (4) key account representatives, and a telemarketing sales force of ten (10) persons. Word shall not reduce the foregoing groups by more than twenty percent (20%) throughout the Term, unless INTEGRITY agrees to such reductions in writing.


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         b.       Provided INTEGRITY shall continue to deliver similar quantity and quality of Products to WORD for distribution as it has produced over the last 24 months, if and only if, WORD's total sales of INTEGRITY Products in any contract year falls below net sales of ten million dollars ($10,000,000), in that event, INTEGRITY shall have the right to terminate this Agreement, upon three (3) months' written notice to WORD delivered anytime within the first two (2) months of the next contract year. In such event, all other provisions of the Agreement relative to termination shall apply.

         c. WORD shall have the right during the term hereof to sell Products directly to U.S. bookstore accounts which deal primarily with Spanish and Portuguese titles (and WORD shall account for sales through its Miami-based office serving such accounts separately, by product title); provided that if aggregate net sales of Products to all such accounts reported and paid to INTEGRITY shall not in the calendar year 2000 equal at least Five Hundred Thousand dollars ($500,000.00), or in any subsequent calendar year shall not exceed by at least ten percent (10%) such sales in the immediately preceding calendar year, INTEGRITY shall have the right, at any time during the first two (2) months of the subsequent calendar year, to deliver written notice to WORD to the effect that such right with regard to such Spanish/Portuguese bookstore accounts will terminate on June 30 of the year in which notice is given.

         d. WORD shall during the term hereof sell selected Products through its General Market distributor, such Products to be selected at the General Market distributor's discretion; provided that INTEGRITY shall have the right, at any time during the first 30 days of any calendar year after 2000, to deliver written notice to WORD to the effect that such right will terminate on July 31 of the year in which notice is given. INTEGRITY agrees that it will not enter into an agreement with WORD's General Market distributor for the sale of Products in the General Market within one (1) year after the effectiveness of any termination of WORD's right as described in this Section 8(d). The foregoing notwithstanding, if during the term WORD shall terminate its distribution agreement with its General Market Distributor Sony, Inc., INTEGRITY shall have the option to negotiate an agreement directly with Sony to continue distribution of INTEGRITY's Products through Sony, Inc. independent of WORD.

9. FREIGHT CHARGES. INTEGRITY shall pay the insurance and freight charges (including charges for air and/or surface shipment) for shipment from the plants where the Products and merchandising materials are pressed or fabricated to WORD's designated Distribution Centers (and merchandising warehouses, if any).


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10.      SALES AND DISTRIBUTION FEES.

         a. With respect to net sales of the Products in the Territory (i.e., gross sales of the Products less returns, credits and rebates) by WORD, and except as otherwise provided for herein, WORD will pay INTEGRITY [ ]* percent ([ ]*) of WORD's actual net selling price to its customers.

         b. With respect to sales of INTEGRITY's Records by WORD through WORD's General Market distributor, Sony Music, a Group of Sony Music Entertainment, Inc. ("Distributor"), WORD shall pay INTEGRITY [ ]* percent ([ ]*) of its net receipts from Distributor, with full account and payment to be remitted to INTEGRITY within thirty (30) days after WORD's receipt of payment from Distributor. In the event of any material modification to or termination of WORD's agreement with Distributor, the parties agree to renegotiate in good faith the terms of this provision, or a replacement provision as to General Market sales.

         c. With respect to net sales (i.e., gross sales of the Products less returns, credits and rebates) by WORD of one (1) released album of Masters and one (1) potentially forthcoming album of Masters featuring Bishop T.D. Jakes (including his ministries, associates, or successors), for which Integrity has obtained distribution rights for the CBA marketplace through Island Records, WORD will pay INTEGRITY [ ]* percent ([ ]*) of WORD's actual net selling price to its customers.

         d. With respect to net sales of "WOW Worship" Products in the Territory (i.e., gross sales of the Products less returns, credits and rebates) by WORD, WORD will pay INTEGRITY
                  [ ]* percent ([ ]*) of WORD's actual net selling price to its customers.

         e. All amounts hereunder collected by WORD and due to INTEGRITY shall be paid thirty (30) days following the end of each month. Subject at all times to the provisions of Paragraph 22 hereof, amounts owing to INTEGRITY shall be paid as aforesaid. WORD acknowledges that prompt and timely payment by it is a material condition of this Agreement, and that if any such payment is not made within five (5) days of its due date INTEGRITY, in addition to any other remedies which it might have, INTEGRITY shall be entitled to immediately terminate this Agreement upon notice to WORD, and WORD shall forthwith return to INTEGRITY all Inventory in its possession. Amounts due INTEGRITY which are not paid within five (5) days of the due date therefor shall bear interest at the prime rate plus two percent (2%) per annum. For the purposes of this Agreement, prime shall be the "prime rate" set by SunTrust Bank in Nashville on the day which the payment was due.

         f. Upon either party's dissolution or the liquidation of substantially all its assets, or the

* Indicates information that has been redacted pursuant to a request for confidential treatment.
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                  filing of a petition in bankruptcy or insolvency or for an arrangement or reorganization, by, or for either party (or against such party and not disposed of successfully within sixty (60) days thereafter), or in the event of the appointment of a receiver or a trustee for all or a portion of such party's property, or if either party shall make an assignment for the benefit of creditors, commit any act for, or in, bankruptcy or become insolvent, or in the event any payment to either party by the other party under this Agreement becomes subject, in any manner, to anticipation, alienation, sale, transfer, assignment (except as permitted pursuant to this agreement), levy, pledge, encumbrance or charge, or to attachment, garnishment or other legal process, then at any time after the occurrence of any such event, in addition to any other remedies which may be available, then the other party shall have the right to retain any funds then in its possession but only as and to the extent such party is entitled to such funds under the terms of this Agreement.

11.      ACCOUNTING.

         a. WORD shall render accounting statements setting forth in detail the sales and returns of Products distributed hereunder on a monthly basis. Said reports shall be rendered no later than ten (10) business days following the last business day of each month of this Agreement. Further, WORD shall forward to INTEGRITY copies of such pages of Distributor's monthly sales report to WORD which set forth sales data of INTEGRITY's General Market sales and royalty reporting as received by WORD within ten (10) business days following WORD's receipt.

         b. In addition to the foregoing accounting statements, WORD agrees to electronically render to INTEGRITY on a monthly basis no later than two (2) business days following the last business day of each month of this Agreement all of WORD's standard reports, which shall include a report listing gross sales volume, Inventory movement (i.e. units sold, units given away, units returned) and Inventory balances. No later than December 1, 1999, WORD shall supply INTEGRITY with fully functional on-line sales reporting and access to Inventory data pertaining to the Products, including all reports requested by INTEGRITY, a current list of which shall be attached hereto as Exhibit B. Any such on-line reports shall be made available by WORD on-line in text format for transmission directly to INTEGRITY's database. The format of such reports are subject to reasonable change in accordance with WORD's then current practices and policies in effect from time to time, provided INTEGRITY is notified in advance, and WORD shall make every reasonable effort to accommodate INTEGRITY's request for additional detail or format adjustments.

         c. Provided that INTEGRITY shall have theretofore notified WORD in writing of its objection to any statement rendered pursuant to this Agreement, specifying with


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                  particularity each element of such statement to which
                  objection is made, INTEGRITY may, at any time within two (2) years after any statement is rendered to INTEGRITY hereunder, examine the books and records of WORD described below with respect to such objections. Such examination shall be conducted at INTEGRITY's sole cost and expense by a certified public accountant selected by INTEGRITY, provided that such accountant shall be an accredited accounting firm and not then engaged in an outstanding examination of WORD's books and records on behalf of a person other than INTEGRITY and who certifies that: (i) he will conduct such examination in accordance with the then-current rules and regulations of the applicable society of Certified Public Accountants; and (ii) such examination shall be made in accordance with generally accepted accounting principles. Such examination shall be made during WORD's usual business hours at the place where WORD maintains the books and records described below, and INTEGRITY's examination shall be limited to the same. INTEGRITY's sole right to inspect WORD's books and records shall be as set forth in this Paragraph, and WORD shall have no obligation to produce such books and records more than once with respect to each statement rendered to INTEGRITY nor more than once in any calendar year. Without limiting the generality of the foregoing, INTEGRITY acknowledges and agrees that WORD's statements of account and Inventory summaries will be based on documents generated in the ordinary course of WORD's business by WORD's computer system and that said computer-generated documents shall constitute the major source documents in, and be a substantial factor in, any dispute between the parties as to the accuracy or completeness of statements and inventories furnished by WORD hereunder and that such documents shall show sales and gratis distribution of Products hereunder. Except with respect to objections made by INTEGRITY in accordance with this Paragraph, each statement rendered to INTEGRITY shall be final, conclusive and binding on INTEGRITY and shall constitute an account stated. INTEGRITY shall be foreclosed from maintaining any action, claim or proceeding against WORD in any forum or tribunal with respect to any statement of accounting due hereunder unless such action, claim or proceeding is commenced against WORD in a court of competent jurisdiction within one (1) year after the date any audit conducted with respect thereto is completed.

12.      MARKETING PROVISIONS.

         a. WORD will provide four (4) to eight (8) hours for INTEGRITY to present its Products at all WORD sales conferences, as agreed upon with INTEGRITY for each conference.

         b. WORD's executive sales, operations and distribution staff shall meet with INTEGRITY's staff a minimum of three (3) times per calendar year, with at least two (2) of those meetings being held at INTEGRITY'S Mobile office, unless agreed otherwise.


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         c.       Prior to March 31, 2000, WORD shall present for INTEGRITY's approval a comprehensive plan for choral Print Products reading events, specifically including WORD sponsored choral reading sessions and other special events.

13.      PROMOTIONAL AND FREE GOODS.

         a. No payment shall be due from WORD nor shall a distribution fee be charged on Products given away or on Records furnished on a "no charge" basis for promotional purposes to disc jockeys, radio and television stations or networks ("Promos"), or for sales inducement products (or discounts in addition to or in lieu thereof) furnished to independent distributors, subdistributors and dealers, or for displays, or as sales inducement products to independent distributors, subdistributors and dealers ("Free Goods"). Free Goods shall be distributed only pursuant to sales programs of limited duration. WORD agrees that Free Goods of INTEGRITY's Products shall not be distributed to induce the sale of any products other than INTEGRITY's. The foregoing notwithstanding, WORD agrees that the sum of Promos and Free Goods of any Products distributed hereunder shall not exceed ten percent (10%) of the contract- to-date net trade sales (1 free with 10) of that title reported and paid to INTEGRITY, unless INTEGRITY and WORD shall have mutually agreed otherwise prior to such distribution.

         b. With respect to discount programs of Products hereunder ("Programs"), INTEGRITY shall instruct WORD in writing of the particular Products and terms for such Programs that INTEGRITY approves hereunder. WORD and INTEGRITY shall develop and mutually agree on advertising programs with the Family Bookstore Chain, Lemstone, Berean, Parable Group, Covenant Group and Spring Arbor Distributors as well as Central South, Riverside, Whitaker House, Appalachian and New Day whereby advertising shall be paid for via INTEGRITY Free Goods.

         c. With WORD approval, INTEGRITY may furnish prizes or Aspiffs" to WORD salesmen and district managers.

14. RETURNS. WORD shall be entitled to scrap shop-worn Products returned to WORD upon prior written notice to INTEGRITY and WORD shall report such scrapping to INTEGRITY. "Shop-worn" Products are those Products, in any configuration, which by WORD's standards, are deemed to be so damaged as a result of mishandling when not in WORD's control so as to be unsalable and not economically salvageable.


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15.      INVENTORY AND SHRINKAGE.

         a. Simultaneously with WORD's receipt of a sales order from its customers for finished goods and merchandising materials supplied by INTEGRITY, title to such inventory passes to WORD. Inventory shall at all other times by INTEGRITY's property. Upon any authorized return by WORD's customer, title to the returned goods and materials shall pass to INTEGRITY when WORD credits its customer's account.

         b. Inventory shall be subject to a two percent (2%) shrinkage allowance calculated as of December 31st of each year based on the average monthly Inventory ending balance for the applicable calendar year. WORD will furnish to INTEGRITY the results of its Inventory cycle counts regarding INTEGRITY product kept at WORD's warehouse(s) for each year of the term hereunder. INTEGRITY shall have the right, on an annual basis and at its expense, to conduct a physical inventory of its product upon reasonable notice. At such times as WORD in its sole discretion, conducts a physical inventory of INTEGRITY's product, the results of said physical inventory will also be furnished to INTEGRITY.

         c. All transfers and removals of Inventory shall be at INTEGRITY's expense. WORD shall institute a new procedure, to be approved by INTEGRITY, for reporting of such transferred Inventory. Such transferred Inventory will not be reflected as "gratis sales."

         d. At the end of the Term, INTEGRITY shall remove its Inventory from WORD's custody within thirty (30) days after WORD's written request for such removal. The cost of such removal and storage charges from and after the thirty-first (31st) day following such written demand shall be paid by INTEGRITY. At the end of the Term of this Agreement allowance for shrinkage shall be calculated on the same basis as applied throughout the Term as set forth above.

16.      DELETION OF PRODUCTS.

         a. INTEGRITY shall have the right, with WORD's consent as to the precise timing thereof, to declare specified Products as out-of-print or remainders and to delete such Products from WORD's catalog ("Deleted Products") upon two (2) months' written notice to WORD ("Deletion Notice"). Upon receipt of such Deletion Notice, WORD shall advise all of its accounts of such pending deletion to be effective at the time stated in such notices to its accounts (the "Deletion Date"). If INTEGRITY wishes to remainder such Inventory after such Deletion Date, shipment and collection shall be INTEGRITY's sole responsibility. At any time after INTEGRITY deletes one
                  (1) or more Products, WORD may, by written notice to INTEGRITY, require INTEGRITY to remove its Inventory of such Product or Products from WORD's


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

                  warehouses and INTEGRITY shall do so within thirty (30) days after such notice. The cost of such removal and any storage charges from and after the thirty-first (31st) day following such notice shall be paid by INTEGRITY.

         b. Upon deletion of a Product or Products from WORD's catalog, WORD shall continue to accept returns from WORD's customers for a period not to exceed six (6) months or the expiration of the Term (or other termination of this Agreement), whichever is shorter. For purposes of this Paragraph, a return shall be deemed to have been accepted on the date such return is physically processed by WORD.

17. RETURNS UPON TERMINATION. Upon expiration of the Term of this Agreement, WORD shall continue to accept returns (from other than Deleted Products) for a period of six months (the "Extra Returns Period"). Six (6) months prior to the expiration of the Term, WORD shall establish a monthly returns reserve in an amount equal to the monthly INTEGRITY sales times the "average actual returns percentage." The "average actual returns percentage" shall be equal to the total actual returns during the twelve (12) month period beginning eighteen
         (18) months prior to the expiration of the Term and ending six (6) months prior to the end of the Term divided by the actual gross commissionable sales during the same period. This monthly returns reserve percentage shall reduce the payments due to INTEGRITY each month for the last six (6) months of the Term. This return reserve shall be treated like any other return and therefore should be subtracted from gross sales before any distribution fee is calculated. The cumulative reserve built by this six (6) month period shall be used during the Extra Returns Periods. WORD will reduce the returns reserve during the Extra Returns Period by the gross amount of the credits issued to WORD's customers (i.e., if WORD issues the customer a credit for $5.80, the reserve balance will be reduced by the same amount.) To the extent the reserve balance is insufficient to bear such debits against the reserve (i.e., credits to WORD's customers), INTEGRITY shall promptly pay to WORD the excess. Following the expiration of the period during which WORD has agreed to accept returns (i.e., the "Extra Returns Period"), WORD shall release the remaining reserves, if any, within fourteen (14) days, and subsequently, INTEGRITY, for the benefit of WORD's customers, shall accept returns of Products distributed pursuant to this Agreement, and give such customers full credit.

18. INSURANCE. The risk of loss of INTEGRITY's property in WORD's possession (i.e., finished goods Inventory, finished jackets, inserts, and other components) shall be borne by WORD, and WORD will procure and pay for an insurance policy naming INTEGRITY as the primary loss-payee, in an amount equal to the wholesale price of INTEGRITY's Inventory on hand in warehouse. The proceeds of such policy shall be payable to INTEGRITY in the event of the destruction or damage to the Inventory. Evidence of such insurance shall be furnished to INTEGRITY upon request.

19. SOUNDSCAN. During the term of this Agreement, WORD shall continue to pay all charges


                                   13 of 19
         in connection with INTEGRITY's access to SoundScan reporting.

20.      NOTICES.

         a. All notices, statements and payments which WORD may be required or desire to serve upon INTEGRITY shall be served by depositing same, postage prepaid, in any mail box, chute, or other receptacle authorized by the United States Post Office Department for mail, addressed to INTEGRITY at the address below its signature, or at such other address as INTEGRITY may from time to time designate by written notice to WORD pursuant to Subparagraph 20(b). The date of service of any notice, statement, or payment so deposited shall be five (5) business days following the date of deposit.

         b. All notices, statements, and payments which INTEGRITY may be required or desire to service upon WORD shall be served by depositing same, postage paid, in any mail box, chute or other receptacle authorized by the United States Post Office Department for mail, addressed to WORD at the address below its signature, or at such other address as WORD may from time to time designate by written notice to INTEGRITY pursuant to Subparagraph 20(a). The date of service of any notice, statement, or payment so deposited shall be five (5) business days following the date of deposit.

21. WORD'S SERVICES NON-EXCLUSIVE. Nothing in this Agreement shall be construed to prevent or restrict WORD from producing, distributing, promoting and otherwise exploiting records of any kind, including those produced by itself or other persons, whether or not competitive with any of the Products distributed hereunder. Nothing in this Agreement shall be construed to prevent or restrict INTEGRITY from producing records of any kind, including those which may be deemed competitive with product produced or distributed by WORD. Subject to the provisions of Paragraph 7(e) herein, WORD agrees to distribute all Products produced by INTEGRITY.

22. WAIVERS AND CURE OF BREACH. The waiver by either party or any term or condition of this Agreement or any part hereof shall not be deemed a waiver by such party of any other term or condition of this Agreement or of any later breach of this Agreement or of any part thereof. Except for a breach by WORD pursuant to Paragraph 10, neither WORD nor INTEGRITY shall be deemed to be in breach of any of their respective obligations hereunder unless and until the other shall have given specific written notice by certified or registered mail, return receipt requested, of the nature of such breach and the receiving party shall have failed to cure such breach within twenty (20) days after receipt of such written notice, provided such breach is reasonably capable of being fully remedied within such twenty (20) day period, or if it is not, the receiving party shall not be deemed to be in breach if such party commences to remedy such breach within such twenty (20) day period and proceeds with


                                   14 of 19
         reasonable diligence to complete the remedying of such breach. The foregoing notwithstanding, should WORD utilize more than two (2) cure periods for any reason whatsoever during the term of this Agreement, INTEGRITY may, at its sole option, terminate this Agreement immediately upon written notice to WORD.

23.      TERMINATION. This Agreement may be terminated only as follows:

         a.       Upon the mutual written agreement of the parties hereto; or

         b. Upon either party's breach of performance and failure to cure upon notice as set forth herein (which breach and failure to cure shall be continuing.)

24. NO ASSIGNMENT. Neither party may assign this Agreement, or any part hereof, or any rights hereunder to any person without the written consent of the other, except that either party may, without such consent, assign this Agreement to its controlling shareholder or controlling shareholders, to a parent, subsidiary or affiliated corporation. The foregoing notwithstanding, the parties mutually agree that should the ownership or voting control of either company change during the Term hereof, the other party may, upon four (4) months' written notice to the other party, terminate this Agreement.

25. FORCE MAJEURE. If because of: act of God; inevitable accident; fire; riot or civil commotion; act of public enemy; enactment rule, order or act of any government or governmental instrumentality (whether federal, state, local or foreign); either party is materially hampered in the satisfaction of its obligations hereunder, then, such party shall not be deemed to be in breach of this Agreement as a result thereof and it shall continue in full force and effect unless such party's inability to satisfy its obligations shall continue for a period of greater than ninety (90) consecutive days and the other party shall give written notice of its intent to terminate.

26. GOVERNING LAW. This Agreement shall be governed by laws of the State of Tennessee, County of Davidson, applicable to contracts made and to be performed within Tennessee.

27.      INDEMNITIES.


                                   15 of 19

         a. WORD and INTEGRITY agree to indemnify one another against, and hold each other harmless from, any and all claims, liabilities, causes of action, damages, expenses, costs of defense (including reasonable attorneys' fees and court costs) and other costs arising out of or in any way related to any breach of any representation, warranty or agreement contained in this Agreement; or though not a breach of this Agreement, any act for which WORD has no responsibility (including without limitation artist claims, producer claims, union claims, copyright claims, trademark claims, and disputes as to the ownership of or rights in the Masters or the Products which may not arise out of or be related to a breach) provided that such act shall result in a judgment in WORD's or INTEGRITY's favor or a settlement executed with INTEGRITY's consent, said consent not to be unreasonably withheld.

         b. WORD and INTEGRITY represent and warrant that each has the right to enter into this Agreement and that each shall perform all of its material obligations hereunder.

28. ACTIONS. If either party hereto commences a legal action or proceeding against the other to enforce rights or obligations arising out of this Agreement, the prevailing party in such action or proceeding shall, in addition to all other sums, be entitled to recover its costs and expenses, including reasonable attorneys' fees.

29. ENTIRE AGREEMENT. The terms set forth in this Agreement constitute the entire agreement between WORD and INTEGRITY with respect to the subject matter hereof, all prior negotiations and understandings being merged herein. INTEGRITY acknowledges and agrees that no person acting or purporting to act on behalf of WORD has made any promises or representations upon which INTEGRITY has relied except those expressly found herein. The bold headings contained in this Agreement are for convenience and reference only, and shall have no effect upon the purposes or intent of this Agreement. This Agreement may only be altered by an instrument executed by both INTEGRITY and an authorized officer of WORD.


                  [Remainder of page intentionally left blank]


                                   16 of 19

INTEGRITY INCORPORATED                     WORD ENTERTAINMENT
1000 Cody Road                             25 Music Square West
Mobile, Alabama   36695                    Nashville, Tennessee  37203


By: /s/ Jerry W. Weimer                    By: /s/ Roland Lundy
    -------------------------                  -------------------------
    Jerry W. Weimer                            Roland Lundy
    Executive Vice President                   President Chief
                                               Operating Officer


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

                                                                      EXHIBIT A


                  1.    Hosanna! Music
                  2.    Integrity Music
                  3.    Vertical Music
                  4.    Integrity Music Just For Kids
                  5.    Renewal Music


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

                                                                      EXHIBIT B



ON DEMAND REPORTS TO BE MADE AVAILABLE ON-LINE/REAL-TIME ACCESS:

View Inventory Profile
Inventory Position
Inventory Movement
Confirmation of order and shipping status


DAILY REPORTS (TO BE MADE AVAILABLE ELECTRONICALLY [VIA ASCII OR EXCEL SPREADSHEET] WITHIN 12 HOURS FOLLOWING THE CLOSE OF EACH BUSINESS DAY):

Sales report
Inventory report
Returns report
Reserved report
Receipts report
Sales Update summary
Adjustments report (Inventory adjustments and reason code)


WEEKLY REPORTS (TO BE DELIVERED NO LATER THAN 8:00 A.M. C.S.T. EACH TUESDAY MORNING FOR THE PRECEDING WEEK):

Backorder report
Pre-publication report for Merchandising/Point of Purchase items
Pre-publication report for Recorded Product


MONTHLY REPORTS (TO BE DELIVERED AS SPECIFIED BELOW):

Final Month-end Sales report (two (2) days after the last business day of each month)
Final Month-end Royalty report (preliminary report delivered electronically within ten (10) days after the last business day of each month; final report delivered with payment thirty (30) days following the last business day of each month.)

QUARTERLY REPORT (TO BE DELIVERED WITHIN FIVE BUSINESS DAYS AFTER THE LAST BUSINESS DAY OF THE CALENDAR QUARTER):

Customer Account Listing (Name, Address, YTD Sales of INTEGRITY Products)


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